UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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PDS BIOTECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PDS Biotechnology Corporation

303A College Road East
Princeton, NJ 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 23, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of PDS Biotechnology Corporation, a Delaware corporation. The Annual Meeting will be held on June 23, 2020 at 9 a.m. Eastern Daylight Savings Time. In light of the public health impact of the coronavirus outbreak, and in order to help protect the health and well-being of our stockholders and employees, the Annual Meeting will be held virtually, via live webcast. Stockholders will be able to attend the Annual Meeting, and submit questions and vote their shares during the Annual Meeting from any location that has internet connectivity. There will be no physical in-person meeting. Whether or not you expect to attend the meeting, please vote over the telephone, on the Internet as instructed in these materials, or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided as promptly as possible in order to ensure your representation at the meeting. You or your proxyholder will be able to participate and vote by visiting www.virtualshareholdermeeting.com/PDSB2020 and entering your 16-digit control number (included in the Notice of Internet Availability of Proxy Materials that will be mailed to you). To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the enclosed proxy statement. The Annual Meeting will be held for the following purposes:
1.
To elect two Class B directors of the Company, Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D., to hold office until the 2023 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3.	To conduct any other business properly brought before the Annual Meeting. These items of business are more fully described in this “Proxy Statement.”
These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. The record date for the Annual Meeting is April 27, 2020 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 29, 2020. In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on the Record Date a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.
By Order of the Board of Directors

/s/ Frank Bedu-Addo, Ph.D.
Frank Bedu-Addo, Ph.D.
Chief Executive Officer
April 29, 2020

i

PDS Biotechnology Corporation

303A College Road East
Princeton, NJ 08450
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

June 23, 2020

ABOUT THE ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS
Why am I receiving these proxy materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered paper proxy materials to you, because our board of directors is soliciting your proxy to vote at the Annual Meeting to be held on Tuesday, June 23, 2020 at 9 a.m. Eastern Daylight Savings Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. This proxy statement includes information that we are required to provide to you by the Securities and Exchange Commission (“SEC”), and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and our 2019 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.
Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice and Access Card. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

What is included in the proxy materials?
The proxy materials include:
•	This proxy statement for the Annual Meeting;
•	Our 2019 Annual Report to Stockholders, which consists of PDS’s Annual Report on Form 10-K for the year ended December 31, 2019; and
•	The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.
How do I attend the Annual Meeting?
The Annual Meeting will be held on June 23, 2020 at 9 a.m. Eastern Daylight Savings Time via a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/PDSB2020 and entering your 16-digit control number which is included in the Notice and Access Card that will be mailed to you. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting.
We recommend that you log in a few minutes before the Annual Meeting on June 23, 2020 to ensure you are logged in when the meeting starts. Online check-in will begin at 8:55 a.m. Eastern Time.
Why is the Annual Meeting a virtual, online meeting?
We have decided to hold a virtual meeting due to developments related to COVID-19. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at a physical, in-person meeting.
Information on how to vote online during the Annual Meeting is discussed below.
Can I ask questions at the Annual Meeting?
Stockholders participating in the virtual meeting may submit questions or comments to the Company’s officers during the meeting.
If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/PDSB2020 and typing your question in the box in the Annual Meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting, as time permits.
What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Annual Meeting login page. Technical support will be available starting at 8:55 a.m. Eastern Time on June 23, 2020.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 15,350,445 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:
Proposal 1: Election of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D. to serve as Class B directors until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
Proposal 2: Ratification of the selection by the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For the proposal to elect Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D. to the Board, you may either vote “For” or you may “Withhold” your vote, in each case, for all, some or none of the Board’s nominees. For the proposal to ratify the selection of KPMG LLP, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
•
Via Webcast: You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/PDSB2020 and entering your 16-digit control number which is included in the Notice and Access Card that will be mailed to you. Please have your Notice and Access Card in hand when you access the website and then follow the instructions.

•
By Mail: You may vote by proxy by filling out the proxy card you may have received and returning it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
By Telephone: To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 22, 2020 to be counted.

•
Via the Internet: To vote through the internet before the Annual Meeting, go to www.proxyvote.com and follow the on-screen instructions. Please have your Notice and Access Card in hand when you access the website and then follow the instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 22, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/PDSB2020. You will need the 16-digit control number, which is included in the Notice and Access Card that will be mailed to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Can I vote my shares by completing and returning the Notice and Access Card?
No. The Notice and Access Card will, however, provide instructions on how to vote by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot at the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
See “What are broker non-votes?” below.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” the election of each of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D. as directors and “For” the ratification of the selection of KPMG LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies as well as hosting the virtual-only Annual Meeting. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at PDS Biotechnology Corporation at 303A College Road East, Princeton NJ 08540
•	You may attend the Annual Meeting via the Internet and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our Annual Meeting, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 30, 2020, which is 120 days prior to the first anniversary of the filing date of this proxy. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2021 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.
Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on April 24, 2021, which is the date that is not less than 60 days prior to the first anniversary of our Annual Meeting, but no earlier than the close of business on March 25, 2021, which is the date that is not more than 90 days prior to the first anniversary of our Annual Meeting, to be considered for a vote at next year’s annual meeting.
Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at PDS Biotechnology Corporation, c/o Corporate Secretary, 303A College Road East Princeton, NJ 08540.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect each of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D., votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of KPMG LLP, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as an “Against” vote for the proposal to ratify the selection of KPMG LLP. Because a director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the vote for the proposal to elect each of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes?”
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.
How many votes are needed to approve each proposal?
•	For the elections of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D., a plurality of the votes cast will be required for election. Only votes “For” or “Withheld” will affect the outcome.
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To be approved, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting. On the Record Date, there were 15,350,445 shares outstanding and entitled to vote. Thus, the holders of 7,675,223 shares must be present at the Annual Meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who can help answer your questions?
If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact Hillary Yegen at PDS Biotechnology Corporation, 303A College Road East Princeton, NJ 08540.

PROPOSAL 1

Election of Directors
Our Board is divided into three classes: Class A, Class B and Class C, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has seven members. The two nominees for director this year are Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D., each of whom is a current director of PDS. If elected at the Annual Meeting, each of Ms. Ali-Jackson and Dr. Iliev would serve until the 2023 annual meeting or until their successor has been duly elected and qualified, or their earlier death, resignation or removal. No director or nominee for director is related to any other director or executive officer of PDS or nominee for director by blood, marriage or adoption. Our directors are expected to attend our Annual Meeting via the Internet. There are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected, except as described below under the section entitled “Certain Relationships and Related-Party Transactions.”
Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Ms. Ali-Jackson and Dr. Iliev will be elected if she or he receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Ms. Ali-Jackson and Dr. Iliev. If either of Ms. Ali-Jackson or Dr. Iliev become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Ms. Ali-Jackson and Dr. Iliev have each agreed to serve if elected. Our management has no reason to believe that either Ms. Ali-Jackson or Dr. Iliev will be unable to serve.
The following table provides information on the nominees for the position of director of PDS as of the Record Date and for each director continuing in office after the Annual Meeting.
Name	Age
Nominees for Director
(Class B — Term expiring at annual meeting of stockholders in 2023)
Kamil Ali-Jackson, Esq.	61
Ilian Iliev, Ph.D.	44

Directors Continuing in Office
(Class A — Term expiring at annual meeting of stockholders in 2022)
Gregory Freitag, J.D., CPA	60
Stephen Glover	60
Sir Richard Sykes	77

(Class C — Term expiring at annual meeting of stockholders in 2021)
Frank Bedu-Addo, Ph.D.	55
De Lyle W. Bloomquist	60

CLASS B NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING
Kamil Ali-Jackson, Esq.
Ms. Ali-Jackson has served on PDS’s board of directors since February 2020. Kamil Ali-Jackson, Esq., has more than 30 years of experience as legal counsel in the life sciences industry with public and private specialty pharmaceutical, biotech and biopharmaceutical companies. Ms. Ali-Jackson has extensive domestic and international experience with strategic alliances, drug development and commercialization collaborations and M&A transactions. Ms. Ali-Jackson is the co-founder of Aclaris Therapeutics, Inc. and has served as its Chief Legal Officer since its inception in 2012. Ms. Ali-Jackson also serves as Chief Compliance Officer and Corporate Secretary of Aclaris. In addition, since 2013, Ms. Ali-Jackson has served as Chief Legal Officer of NST, LLC and its affiliates. From 2014 to 2015, Ms. Ali-Jackson served as Chief Legal Officer of Ralexar Therapeutics, Inc. (formerly known as Alexar Therapeutics Inc.). Previously, Ms. Ali-Jackson served as legal counsel and as a licensing business executive for a number of pharmaceutical companies, including Merck & Co. Inc., Dr. Reddy’s Laboratories Ltd. and Endo Pharmaceuticals, Inc. Ms. Ali-Jackson received her Juris Doctorate from Harvard Law School and Bachelor of Arts in politics from Princeton University. Ms. Ali-Jackson was a 2011 Philadelphia Business Journal Woman of Distinction winner. Ms. Ali-Jackson has served on several nonprofit boards and is currently on the board of Rosemont College, a private liberal arts college located in Pennsylvania.
The board of directors believes that Ms. Ali-Jackson’s leadership, legal transactional and corporate governance expertise and knowledge, as well as her familiarity with the life sciences industry and PDS, provide her with the qualifications and skills to serve as a director.
Ilian Iliev, Ph.D.
Dr. Iliev joined PDS’s Board of Directors in April 2020. Dr. Iliev, has served as a Managing Director of EMV Capital since September 2018, a London-based investor in B2B companies in the healthcare, energy and industrial sectors. Dr. Iliev spun EMV Capital out of EcoMachines Ventures, which he co-founded in March 2013. From September 2006 through January 2013, Dr. Iliev served as the Chief Executive Officer and co-founder of CambridgeIP Ltd, a technology business intelligence provider in the United Kingdom and has served as a Founder Director of CambridgeIP Ltd since February 2013. Dr. Iliev also currently serves as a Non-Executive Director of NetScientific plc, a transatlantic healthcare IP commercialization group that funds and develops companies that are working to significantly improve the health and well-being of people with chronic diseases. Dr. Iliev also serves on the Board of Directors of Sofant Technologies, Pointgrab, Q-Bot, Vortex Biosciences and Wanda Health. Dr. Iliev holds a Ph.D. from Cambridge University’s Judge Business School, focused on Venture Capital business models in emerging economies. Dr. Iliev also received a Master of Commerce in Economics, and Bachelor of Arts in Politics, Economics and International Relations from the University of Witwatersrand, South Africa.
The board of directors believes Dr. Iliev’s industry experience as well as his experience as a founder and strategic leader provides him with the qualifications and skills to serve as a director.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Frank Bedu-Addo, Ph.D.
Dr. Bedu-Addo has served as President and CEO of PDS since its inception in 2005. Dr. Bedu-Addo is a veteran biotech executive with experience successfully starting and growing biotechnology organizations. He has been responsible for the oversight, development and implementation of both operational and drug development strategies in both large organizations and emerging biotechnology companies. Dr. Bedu-Addo was a member of the senior executive team at KBI BioPharma, Inc. As Vice President of Drug Development, he oversaw all business and drug development operations. Before his tenure at KBI, he successfully started and managed Cardinal Health’s East Coast biotechnology drug development operations. Prior to Cardinal Health, Dr. Bedu-Addo was an Associate Director at Akzo-Nobel, Senior Scientist at Elan (The Liposome Co.), and Principal Scientist at Schering-Plough. In these positions, he contributed to the development of numerous drugs, including antiviral and anticancer products. Dr. Bedu-Addo obtained both his M.S. in Chemical Engineering and Ph.D. in Pharmaceutics from the University of Pittsburgh.
The board of directors believes that Dr. Bedu-Addo’s perspective and experience as PDS’s President and CEO, as well as his depth of operating and senior management experience in the pharmaceuticals industry and educational background, provide him with the qualifications and abilities to serve as a director.
De Lyle W. Bloomquist
Mr. Bloomquist has served on PDS’s board of Directors since December 2014. Mr. Bloomquist retired in March 2015 as the President, Global Chemicals Business for Tata Chemicals Ltd. as well as the President, CEO and Director of Tata Chemicals North America Inc. (the former General Chemical Industrial Products Inc.), which he was instrumental in selling to Tata Chemicals for over $1 billion in 2008. During his 28-year career, he held positions in finance, manufacturing, sales & marketing, logistics and general management. He has experience in taking companies public and private, raising financing in the public markets as well as with banks and private investors. Mr. Bloomquist serves on the Board of Directors for Rayonier Advanced Materials Inc. (NYSE: RYAM), Crystal Peak Minerals Inc. (TSXV: CPM), Gran Colombia Gold Corporation (TSX: GCM), PDS Biotechnology Corporation, Huber Engineered Materials, and Ciner Wyoming LLC., and has served in the past on the Board of Directors of ANSAC, Oglebay Norton Corporation, Vivos Therapeutics, a number of Tata Chemicals entities, and Costa Farms. He currently serves on the compensation and audit committees of RYAM; the technical, finance and audit committees of CPM; and the audit committee of GCM. He also serves on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University.
The board of directors believes that Mr. Bloomquist’s experience serving on public company board of directors, financial and managerial experience provide him with the qualifications and skills to serve as a director.

CLASS A DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Gregory Freitag J.D., CPA
Mr. Freitag has served on PDS’s board of directors since December 2014. Mr. Freitag currently serves as the General Counsel and a member of the board of directors of Axogen, Inc. (Nasdaq: AXGN) since September 2011 and previously served as its Chief Financial Officer and Senior Vice President of Business Development. Axogen, Inc. is a leading regenerative medicine company dedicated to peripheral nerve repair. Mr. Freitag was Chief Executive Officer, Chief Financial Officer and a board member from June 2010 through September 2011 of LecTec Corporation, an intellectual property licensing and holding company that merged with Axogen in September 2011. Mr. Freitag is a principal of FreiMc, LLC, a health care and life science consulting and advisory firm he founded that provides strategic guidance and business development services. Prior to founding FreiMc, Mr. Freitag was a Director of Business Development at Pfizer Health Solutions, a former subsidiary of Pfizer, Inc. and worked for Guidant Corporation in their business development group. Prior to Guidant Corporation, Mr. Freitag was the Chief Executive Officer of HTS Biosystems, a biotechnology tools start-up company and was the Chief Operating Officer, Chief Financial Officer and General Counsel of Quantech, Ltd. Prior to Quantech, Mr. Freitag practiced corporate law in Minneapolis, Minnesota. Mr. Freitag is also a director of the Foundation Board of HealthEast Care System, a health care system in Minnesota.
The board of directors believes that Mr. Freitag’s leadership, legal, corporate governance and accounting experiences and knowledge, as well as his familiarity with the life sciences industry and PDS, provide him with the qualifications and skills to serve as a director.
Stephen Glover
Mr. Glover joined PDS’s Board of Directors in April 2019 and is the Chairman of the Board of Directors. Mr. Glover is the Co-Founder and Managing Principal for Asclepius Life Sciences Fund, LP, and the Co-Founder, President and CEO of ZyVersa Therapeutics (formerly Variant Pharmaceuticals), a clinical-stage specialty biopharmaceutical company focused on developing drugs to treat inflammatory and renal diseases. Mr. Glover has extensive experience executing biopharmaceutical company turnarounds and growing top line revenues, with a focus on pharmaceutical business strategy corporate development, product development, commercialization and business optimization. His vast experience spans Fortune 100, start up and entrepreneurial environments and his transaction experience covers over 25 transactions totaling over $10 billion. His strategic and operational experience, which covers most therapeutic classes of biopharmaceuticals, includes strategic planning, corporate development, operations management, product development, clinical and regulatory, product marketing and sales management. Prior to co-founding ZyVersa, Mr. Glover was Co-Founder and Chief Business Officer of Coherus BioSciences, a late-stage commercial biologics platform Company focused on delivering biosimilar therapeutics which went public in 2014. Previously, he was President of Insmed Therapeutic Proteins and EVP and Chief Business Officer of Insmed Incorporated, where he was responsible for the creation of the Company’s biosimilar business unit and divestiture of that business to Merck and led the strategic review process that resulted in the merger of Insmed and Transave. Prior to joining Insmed, Mr. Glover held senior-level positions in sales, marketing and operations at Andrx Corporation, Roche Laboratories, Amgen and IMS Health. He currently serves as a Director of ZyVersa Therapeutics, Incon and Asclepius, as well as a BOD member of the Coulter Foundation as the University of Miami U Innovation Life Sciences Office. He holds a bachelor’s degree in Marketing from Illinois State University.
The Board of Directors believes Mr. Glover’s broad industry experience as well as his experience as a founder and strategic leader provides him with the qualifications and skills to serve as a director.
Sir Richard Sykes
Sir Richard Sykes has served on PDS’s board of directors since December 2014. He is currently Chairman of Imperial College Healthcare King Edward V11 Hospital, Chairman of the Royal Institution of Great Britain, Chairman of the UK Stem Cell Foundation, Chairman of Omnicyte. He was appointed Chancellor of Brunel University in 2013. Prior to that, he was Senior Independent Director and non-executive Chairman of ENRC from 2007 to June 2011, Chairman of NHS London from December 2008 to July 2010, Rector of Imperial College London from 2000 to 2008. He was a non-executive director of Rio Tinto plc from 1997 to 2007, and senior independent director from 2004 to 2007. He has over 30 years’ experience within the biotechnology and pharmaceutical industries field, serving as Chief Executive and Chairman of GlaxoWellcome from 1995 to 2000 and then as Chairman of GlaxoSmithkline until 2002. Internationally he is Chairman of the International Advisory Board, A*Star Biomedical Research Council, Singapore and a Board member of EDBI. He was awarded Honorary Citizenship of Singapore in 2004 for his contribution to the development of the country’s biomedical sciences industry. Sir Richard holds a number of degrees and awards from Institutions both in the UK and overseas. He is a Fellow of the Royal Society and Academy of Medical Sciences, and an Honorary Fellow of the Royal Academy of Engineering, Royal Society of Chemistry, Royal Pharmaceutical Society, Royal College of Pathologists and the Royal College of Physicians. He is also President of the R and D Society, a position he has held since 2002. He is a Fellow of Imperial College London and the Imperial College School of Medicine, King’s College London and Honorary Fellow of the Universities of Wales and Central Lancashire. Sir Richard received a Knighthood in the 1994 New Year’s Honours list for services to the pharmaceutical industry.
The board of directors believes that Sir Richard’s extensive leadership experience, experience in biopharmaceutical product development, deep understanding of pharmaceutical development, and broad experience within the biotechnology and pharmaceutical industries provide him with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE
Management Following the Merger
Prior to March 15, 2019, we were a clinical-stage biotechnology company known as Edge Therapeutics, Inc. (“Edge”). On March 15, 2019, we completed our business combination with privately held PDS Biotechnology Corporation, a Delaware corporation (“Private PDS”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of November 23, 2018, as amended on January 24, 2019 (the “Merger Agreement”), that we entered into with Private PDS and Echos Merger Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Private PDS (the “Merger”), with Private PDS continuing as our wholly owned subsidiary and the surviving corporation of the Merger. Following the closing of the Merger, our name was changed to PDS Biotechnology Corporation, the name of Private PDS was changed to PDS Operating Corporation and the business of Private PDS became our business. As used herein, the word “Edge” refers to the Company prior to the completion of the Merger and the terms the “Company” and “PDS” refer to our company immediately following the completion of the Merger.
In connection with the Merger, the Company’s board was fixed at seven members, four of whom were designated by Private PDS and three of whom were designated by Edge. The Edge designees were Andrew Saik, James J. Loughlin and Robert Spiegel, M.D. The Private PDS designees were Frank Bedu-Addo, Ph.D., Gregory Freitag, J.D., CPA, De Lyle W. Bloomquist and Sir Richard Sykes. In connection with the Merger, Brian Leuthner, Sol Barer, Ph.D., Isaach Blech, Rosemary Crane, Liam Ratcliffe, M.D., Ph.D., and R. Loch Macdonald, M.D., Ph.D. resigned from Edge’s Board. Robert Spiegel, M.D. resigned from the Company’s board of directors on March 26, 2019, in order to focus his time on his other professional endeavors. Following the Merger, the Company’s board of directors ratified and adopted all of Edge’s corporate policies and procedures, including all outstanding committee charters.
On April 2, 2019, the Company’s board appointed Stephen Glover as a director. On December 9, 2019, James J. Loughlin resigned from the Company’s board to focus on his health and family and on February 21, 2020, the Company’s board appointed Kamil Ali-Jackson, Esq. as a director to fill the vacancy created by Mr. Loughlin’s resignation. Thereafter, on March 20, 2020, Andrew Saik resigned from the Company’s board and as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company in order to pursue other professional endeavors.
On April 8, 2020, the Company’s board, based upon the recommendation of the Nominating and Corporate Governance Committee of the board, appointed Ilian Iliev, Ph.D., as a director and new member of the Company’s board of directors. Dr. Iliev was presented to the Company’s board as a designee for approval by NetScientific plc (“NetScientific”), pursuant to the board designee rights granted to NetScientific in connection with the Company’s February 2020 public offering, as previously disclosed.
Independence of the Board of Directors
As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
The Board has undertaken a review of the independence of our directors and has determined that all of our directors, except Frank Bedu-Addo, Ph.D. and Ilian Iliev, Ph.D., are independent within the meaning of Section 5605(a)(2) of the Nasdaq Stock Market listing rules. Dr. Bedu-Addo is not an independent director under these rules because he is our President and Chief Executive Officer, and the Board has determined that Dr. Iliev is not an independent director because of his relationship with NetScientific plc, a current stockholder of the company.
Board Leadership Structure
The Board has appointed Mr. Stephen Glover as Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and

Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG LLP, the Company’s independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.
Meetings of the Board of Directors
Edge’s Board met three (3) times and PDS’s Board met six (6) times during the year ended December 31, 2019. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2019 or the portion thereof for which they were directors or committee members.
Information Regarding Committees of the Board of Directors
The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information as of the Record Date for each of these standing Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.
Name	Audit	Compensation	Nominating and Corporate Governance
Stephen Glover	X	X*
Kamil Ali-Jackson, Esq.	X		X*
Frank Bedu-Addo, Ph.D.
De Lyle W. Bloomquist
Gregory Freitag, J.D., CPA	X*		X
Ilian Iliev, Ph.D.
Sir Richard Sykes		X	X
*	Committee Chairperson
Audit Committee
Our Audit Committee currently consists of Mr. Freitag, Mr. Glover and Ms. Ali-Jackson, each of whom satisfies the independence requirements under The Nasdaq Capital Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Freitag, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit

Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. Edge’s Audit Committee met one (1) time in 2019. PDS’s Audit Committee held six (6) meetings in 2019.
The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our Audit Committee include, among other things:
•	hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its independence and performance;
•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
•	pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;
•	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
•	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;
•
reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

•	reviewing potential conflicts of interest under and violations of our Code of Conduct;
•
establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving related-party transactions;
•	primary responsibility for overseeing our risk management function; and
•	reviewing and evaluating, at least annually, our Audit Committee’s charter.
With respect to reviewing and approving related-party transactions, our Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to the committee or the full Board any potential conflict of interest or personal interest in a transaction that our board is considering. Our executive officers are required to disclose any potential conflict of interest or personal interest in a transaction to the Audit Committee. We also poll our directors and executive officers on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.
The Board has adopted a charter for the Audit Committee that complies with SEC and Nasdaq Stock Market listing rules. The charter is available on our website at www.pdsbiotech.com.
Compensation Committee
Our Compensation Committee currently consists of Mr. Glover, Ms. Ali-Jackson, and Sir Richard Sykes, each of whom our Board has determined to be independent under the Nasdaq listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is Stephen Glover. PDS’s Compensation Committee held three (3) meetings in 2019.

The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:
•	designing and implementing competitive compensation policies to attract and retain key personnel;
•	reviewing and formulating policy and determining the compensation of our executive officers and employees;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity incentive plans and granting equity awards to our employees and directors under these plans;
•
if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;
•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
•	reviewing and evaluating, at least annually, our Compensation Committee’s charter.
The Board has adopted a charter for the Compensation Committee that complies with SEC and Nasdaq Stock Market listing rules. The charter is available on our website at www.pdsbiotech.com.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serve, or served during 2019, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Ms. Ali-Jackson, Mr. Freitag and Sir Richard Sykes, each of whom our Board has determined to be independent under the Nasdaq listing standards. The chairperson of our Nominating and Corporate Governance Committee is Ms. Ali-Jackson. PDS’s Nominating and Corporate Governance Committee held two (2) meetings in 2019.
The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating and Corporate Governance Committee include, among other things:
•	identifying, reviewing and evaluating candidates to serve on our board;
•	determining the minimum qualifications for service on our board;
•	developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;
•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and
•	periodically reviewing and evaluating our Nominating and Corporate Governance Committee’s charter.
The Board has adopted a charter for the Nominating and Corporate Governance Committee that complies with SEC and Nasdaq Stock Market listing rules. The charter is available on our website at www.pdsbiotech.com.
While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand PDS and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of PDS, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.
The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: PDS Biotechnology Corporation, Attn: Corporate Secretary at 303A College Road East, Princeton NJ 08540 no earlier than the close of business on March 25, 2021, and no later than the close of business on April 24, 2021. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee’s principal occupation or employment, the class and series and number of shares of our stock owned by such person, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Second Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.
Stockholder Communications with the Board of Directors
We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its chair or the chair of any Board committee, please send your communication to Frank Bedu-Addo, our Chief Executive Officer, at PDS Biotechnology Corporation at 303A College Road East, Princeton NJ 08540, who will forward all appropriate communications as requested.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
We have adopted a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.pdsbiotech.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of the Record Date.
Name	Age	Position
Frank Bedu-Addo, Ph.D.	55	President, Chief Executive Officer and Director
Gregory L. Conn, Ph.D.	65	Chief Scientific Officer
Lauren Wood, M.D.	60	Chief Medical Officer
Janetta Trochimiuk	57	Controller and Principal Accounting Officer
Biographies for each of our executive officers is provided below.
Frank Bedu-Addo, Ph.D.
Please see Dr. Bedu-Addo’s biography on page 9 of this proxy statement under the section “Class C Directors Continuing in Office Until the 2021 Annual Meeting.”
Gregory L. Conn, Ph.D.
Dr. Conn was a founding member of the PDS team in 2005 as Chief Scientific Officer and continues to serve PDS in that role. He has more than 35 years of drug-development expertise, including development of antiviral and anticancer drugs through to commercialization. He is a graduate of the Albert Einstein College of Medicine, where he obtained both his M.S. and Ph.D., discovering novel angiogenic molecules in the human brain. Dr. Conn started his pharmaceutical career at Merck, Sharpe, and Dohme, where he continued his work on novel angiogenic factors, discovering and characterizing the VEGF family of growth factors, work which led to the development and commercialization of the anti-cancer drug Avastin. He was later a leading scientist at Regeneron Pharmaceuticals, where he established and headed various groups in the Cell and Molecular Biology and Drug Discovery departments. Dr. Conn subsequently became a Director in the Process Development department at Covance Biotechnology Services Inc., a contract research and development and drug manufacturing organization, where he supervised the analytical development teams responsible for drug characterization, method development and drug stability studies, and program teams responsible for developing drug manufacturing processes. Dr. Conn has expertise across all phases of the drug development process, including FDA and regulatory requirements, is the co-inventor of eight drug patents.
Lauren Wood, M.D.
Dr. Wood has served as Chief Medical Officer of PDS since March 2019. Dr. Wood previously served as the Head of the Vaccine Branch Clinical Trials Team for the National Cancer Institute Center for Cancer Research from 2005 until 2017, where she was charged with developing a clinical translational research program to develop vaccines and immune-based therapies that harness the immune response to control, eradicate or prevent cancer and HPV. Prior to that, Dr. Wood served as a member of the senior staff of the National Cancer Institute Pediatric HIV Working Group from 1996 to 2005. Dr. Wood completed a combined residence in internal medicine and pediatrics at Baylor College of Medicine Affiliated Hospitals in Houston, Texas and a fellowship with the National Institute of Allergy and Infectious Diseases in allergy and immunology. Dr. Wood obtained a B.A. in Biology from Oberlin College and an M.D. from Duke University School of Medicine.
Janetta Trochimiuk
Ms. Trochimiuk joined PDS as Controller in December 2019 and was appointed as interim Principal Accounting Officer in March 2020. Ms. Trochimiuk has more than 20 years of experience as a Controller or Chief Financial Officer at various corporations. Prior to joining PDS, Ms. Trochimiuk served as Controller at Delcath Systems, Inc., located in New York, New York from April 2017 to July 2019, Controller and Chief Financial Officer of Westwood Consulting Group, LLC from October 2012 to January 2017, regional Chief Financial Officer at Ceragon Networks, Inc. from January 2009 to October 2012, and Controller North America at Olam Americas, Inc. from November 2005 to September 2007. Ms. Trochimiuk holds a Bachelor of Business Administration from Bernard M. Baruch College and is a licensed CPA. Ms. Trochimiuk serves as an elected council member with the Borough of Hillsdale in New Jersey, with a three year term ending December of 2022.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information for the years ended December 31, 2018 and December 31, 2019 concerning compensation of (i) all individuals serving as our principal executive officer, (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2019 and (iii) our most highly compensated executive officer, other than our principal executive officer, that was not serving as an executive officer as of December 31, 2019. We refer to these executives as the named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus(11) ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Restricted Stock Units(10) ($)	All Other Compensation ($)	Total ($)
Frank Bedu-Addo, Ph.D. Chief Executive Officer(8)	2019	356,250	395,000(3)	—	1,832,510	—	—	2,583,760(11)
	2018	—	—	—	—	—	—	—
Andrew Saik Former Chief Financial Officer(6)	2019	370,000	—	—	309,363	—	—	679,363
	2018	370,000	166,500	70,632	660,490	70,632	—	1,267,622
Gregory L. Conn, Ph.D. Chief Scientific Officer(8)	2019	169,167	—	—	461,603	—	38,184(7)	668,954(7)(11)
	2018	—	—	—	—	—	—	—
W. Bradford Middlekauff Former SVP, General Counsel and Secretary(4)	2019	121,742	156,400	—	—	—	—	278,142
	2018	347,700	157,470	42,351	791,426	42,351	11,000(9)	1,349,947
Brian A. Leuthner Former Chief Executive Officer(2)	2019	110,417	—	—	—	—	896,583(5)	1,007,000
	2018	530,000	318,000	143,846	3,356,300	143,846	10,800(9)	4,358,946
(1)
Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of restricted stock unit and stock option awards and are calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Stock Compensation, and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in calculating the value of these awards are included in Note 11, “Stock Based Compensation” in the notes to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The executive will only realize compensation to the extent the trading price of the Company’s common stock is greater than the exercise price of such stock options at the time such options are exercised.

(2)	Mr. Leuthner ceased employment as of March 15, 2019 in connection with the Merger.
(3)	Represents signing bonus paid to Dr. Bedu-Addo.
(4)	Mr. Middlekauff resigned from the Company on April 12, 2019.
(5)	Represents severance amount paid to Mr. Leuthner.
(6)	Mr. Saik resigned from the Company on March 20, 2020.
(7)	Includes amounts paid to Dr. Conn as a consultant prior to commencing employment on June 1, 2019. Reflects matching contributions to the Company's 401(k) plan.
(8)
Dr. Bedu-Addo joined the Company on March 15, 2019, in connection with the Merger. Dr. Conn served as a consultant to the Company beginning on March 15, 2019 through June 1, 2019 at which point Dr. Conn became an employee of the Company.

(9)	Represents a matching contribution made by Edge to Edge’s 401(k) plan.
(10)	All outstanding Restricted Stock Units (RSUs) vested and converted into shares of PDS common stock at the time of the Merger.
(11)
Bonus amounts payable for the year ended December 31, 2019 have not yet been determined by the Compensation Committee. The Company anticipates that these amounts will be fixed at the Compensation Committee meeting expected to be held in June 2020.

Narrative to Summary Compensation Table
Employee Director Compensation Policy
We have adopted a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on our board of directors and the committees of the board of directors.

Compensation
The material terms of the elements of PDS’s executive compensation program for 2019 are described below.
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience.
Non-Equity Incentive Plan Compensation
Our annual bonus program is intended to reward our named executive officers for meeting objective or subjective individual and/or company-wide performance goals for a fiscal year.
Long-Term Equity Incentives
Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance.
Employment Agreements
Frank K. Bedu-Addo Ph.D.
Pursuant to his employment agreement, dated October 11, 2018, Dr. Bedu-Addo will receive an initial base salary of $275,000 per year. After the Merger, Dr. Bedu-Addo’s base salary was increased to at least $450,000. Dr. Bedu-Addo is eligible to receive an annual performance-based cash bonus in an amount up to 50% of his base salary. In addition, immediately prior to the Merger, (i) all options to purchase PDS common stock held by Dr. Bedu-Addo became fully vested, and (ii) Dr. Bedu-Addo received a one-time cash payment of $395,000 and a one-time grant of 179,486 options to purchase shares of PDS common stock.
If Dr. Bedu-Addo’s employment is terminated by PDS without cause, by Dr. Bedu-Addo for good reason, or by death, Dr. Bedu-Addo (or his estate) will be entitled to receive (i) all earned but unpaid amounts of his base salary, (ii) all reasonable and documented expenses incurred but unpaid, (iii) his base salary for a period of 24 months following his termination, (iv) reimbursement for certain medical expenses, and (v) a lump sum payment in an amount equal to the greater of (a) the annual incentive bonus paid in the year prior to Dr. Bedu-Addo’s termination (prorated for the period of the year Dr. Bedu-Addo was employed) or (b) the annual incentive bonus earned by Dr. Bedu-Addo in the year he was terminated.
Andrew Saik
Pursuant to his employment agreement, dated October 31, 2017, Mr. Saik received an annual base salary of $370,000, subject to adjustment depending on Mr. Saik’s performance and the performance of PDS. Under his employment agreement, Mr. Saik was eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 45% of his base salary, as determined by the Board or the Compensation Committee; provided that Mr. Saik remained employed with us on the last day of the relevant performance period. During his employment, Mr. Saik was eligible to be granted equity awards by us, as may be determined by the Board or the Compensation Committee. The employment agreement was terminable by us with or without Cause, on the one hand, or by Mr. Saik with or without Good Reason or upon his death or termination by reason of a Disability, on the other hand (as these terms are defined in the employment agreement). In the event that Mr. Saik’s employment was terminated (a) by us other than for Cause, death or Disability or (b) upon his resignation with Good Reason, Mr. Saik was entitled to certain severance payments and benefits, including an amount equal to his base salary plus (i) certain Accrued Obligations through the Date of Termination (as these terms are defined in the employment agreement) and (ii) 12 months of COBRA premium reimbursement in exchange for his execution of a release of claims against us. Under the employment agreement, Mr. Saik was also entitled to participate in the employee benefit plans, policies, practices and arrangements and is eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of PDS.
Mr. Saik remained employed with the Company following the consummation of the Merger and later resigned from his role as the Company’s Chief Financial Officer and as a director on March 20, 2020 in order to pursue other professional endeavors. Because Mr. Saik resigned without Good Reason, he was not entitled to, and did not receive, any of the severance payments or benefits that he would have otherwise been eligible to receive under his employment agreement had he resigned for Good Reason or been terminated by us without Cause.
Gregory L. Conn, Ph.D.
Effective as of June 1, 2019, PDS entered into an employment agreement with Dr. Conn, pursuant to which Dr. Conn is employed as PDS’s Chief Scientific Officer. The agreement provides that Dr. Conn will receive an initial base salary of $290,000 per year. Dr. Conn is eligible to receive an annual performance-based cash bonus in an amount up to 30% of his base salary and was granted an option to purchase 40,000 shares of our common stock, with 10,000 of such option vesting on June 6, 2020, and the remaining 30,000 options vesting in 36 equal monthly installment thereafter, subject to Dr. Conn’s continued service to PDS through each vesting date.
If Dr. Conn’s employment is terminated by PDS without cause, by Dr. Conn without good reason, or by death, Dr. Conn (or his estate) is entitled to receive (i) all earned but unpaid amounts of his base salary and (ii) his bonus earned for a calendar year ended on or before the date of such termination. In addition, the Company shall, (iii) a lump sum payment of all other amounts owed to Dr. Conn, and (iv) all reasonable and documented expenses.
Brian Leuthner
Mr. Leuthner entered into an employment agreement with Edge. The employment agreement sets forth Mr. Leuthner’s annual base salary and target bonus opportunity and Mr. Leuthner’s right to participate in Edge’s health insurance program and other benefit programs provided to Edge executives generally. Under the terms of the agreement, Mr. Leuthner’s base salary was subject to annual review and adjustment by the Edge Board. The base salaries for 2018 and 2019 for Mr. Leuthner is reflected in the table above. Under Mr. Leuthner’s employment agreement, upon a termination of Mr. Leuthner’s employment by Mr. Leuthner for good reason or by Edge without cause, in either case, not in connection with a change in control, Mr. Leuthner was entitled to receive 18 months of continued base salary to be paid in accordance with Edge’s normal payroll practices, plus 18 months of COBRA premium reimbursements for Mr. Leuthner and his eligible dependents. Mr. Leuthner’s employment agreement also provided that if Mr. Leuthner terminated his employment for good reason within 12 months following a change in control or if Edge terminated Mr. Leuthner’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then Mr. Leuthner would have been entitled to receive the same severance benefits as provided above, plus a payment equal to 1.5 times his target bonus opportunity and accelerated vesting of all unvested equity awards that did not provide for double-trigger vesting (with performance-based awards, if any, to vest at not less than target).
Pursuant to a letter agreement dated February 3, 2019, by and among Edge, Private PDS and Mr. Leuthner, effective upon the closing of the Merger, Mr. Leuthner resigned as President and Chief Executive Officer of Edge and such termination was deemed to be a resignation for good reason in connection with a change in control. Concurrently, Mr. Leuthner resigned from the Edge Board. The severance amount paid to Mr. Leuthner in connection with such resignation is reflected in the table above.
W. Bradford Middlekauff
Mr. Middlekauff entered into an employment agreement with Edge. The employment agreement sets forth Mr. Middlekauff’s annual base salary and target bonus opportunity and Mr. Middlekauff’s right to participate in Edge’s health insurance program and other benefit programs provided to Edge executives generally. Under the terms of the agreement, Mr. Middlekauff’s base salary was subject to annual review and adjustment by the Edge Board. The base salaries for 2018 and 2019 for Mr. Middlekauff is reflected in the table above.
Mr. Middlekauff remained employed with the Company following the consummation of the Merger and later resigned from the Company on April 12, 2019 in order to pursue other professional endeavors.
Retention Arrangement with Mr. Leuthner
On April 27, 2018, in connection with the subsequent announcement by Edge of the determination by the Edge board of directors to review strategic alternatives and to streamline its operations, the compensation committee of the Edge board of directors approved certain retention compensation under the 2014 Equity

Incentive Plan and cash compensation. In connection with the retention arrangement, Mr. Leuthner received cash compensation of $318,000 and equity awards of 16,903 shares granted June 15, 2018 and 8,451 shares granted August 14, 2018, with one-third of such awards allocated as RSUs and two-thirds as options with an exercise price equal to the closing price on the applicable grant date.
Equity Incentive Compensation
PDS has five equity compensation plans: the 2009 Amended Stock Plan, the 2010 Equity Incentive Plan, the 2012 Equity Incentive Plan, 2014 Amended and Restated Equity Incentive Plan and the 2018 Stock Incentive Plan, or the Plans. Originally, the Company was able to grant up to 27,410 and 54,820 shares of Common Stock as both incentive stock options, or ISOs, and nonqualified stock options, or NQs, under the 2010 Equity Incentive Plan and the 2012 Equity Incentive Plan, respectively. In 2013, the Company’s stockholders approved an increase to 63,957 shares authorized for issuance under the 2010 Equity Incentive Plan. In 2014, the Company’s board of directors approved an increase to 67,520 shares authorized for issuance under the 2010 Equity Incentive Plan.
In 2014, the Company’s stockholders approved the 2014 Equity Incentive Plan pursuant to which the Company may grant up to 91,367 shares as ISOs, NQs and restricted stock units, or RSUs, subject to increases as hereafter described, which is referred to as the Plan Limit. In addition, on January 1, 2015 and each January 1 thereafter and prior to the termination of the 2014 Equity Incentive Plan, pursuant to the terms of the 2014 Equity Incentive Plan, the Plan Limit was increased by the lesser of (x) 4% of the number of shares of common stock of the Company outstanding as of the immediately preceding December 31 and (y) such lesser number as the Company’s board of directors may determine in its discretion. On January 1, 2016, 2017, 2018 and 2019 the Plan Limit was increased to 152,366 shares, 210,203 shares, 271,941 shares and 323,529 shares, respectively. In March 2019, the Plan was amended and restated which removed the annual increase component and was limited to 826,292 shares.
In 2018, the Company’s stockholders approved the 2018 Stock Incentive Plan pursuant to which the Company may grant up to 558,071 shares as Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Preferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards.
Pursuant to the terms of the Plans, ISOs have a term of ten years from the date of grant or such shorter term as may be provided in the option agreement. Unless specified otherwise in an individual option agreement, ISOs generally vest over a four year term and NQs generally vest over a one to five year terms. Unless terminated by the Company’s board of directors, the Plans shall continue to remain effective for a term of ten years or until such time as no further awards may be granted and all awards granted under the Plans are no longer outstanding. As of December 31, 2019, there were 190,799 shares available for grant under the 2018 Stock Incentive Plan.
On June 17, 2019, the Company’s board of directors adopted the 2019 Inducement Plan. The 2019 Inducement Plan provides for the grant of non-qualified stock options. The 2019 Inducement Plan was recommended for approval by the Compensation Committee of the Board and subsequently approved and adopted by the Company’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The Company’s board of directors has reserved 200,000 shares of the Company’s common stock for issuance pursuant to non-qualified stock options granted under the 2019 Inducement Plan, and the 2019 Inducement Plan will be administered by the Compensation Committee of the Company’s board of directors. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, non-qualified stock options under the 2019 Inducement Plan may only be made to an employee who has not previously been an employee or member of the Board (or any parent or subsidiary of the Company), or following a bona fide period of non-employment by the Company (or a parent or subsidiary of the Company), if he or she is granted such non-qualified stock options in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. As of December 31, 2019, there were 126,500 shares available for grant under the 2019 Inducement Plan.

Outstanding Equity Awards at Year-End
The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2019.
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Grant Date	Expiration Date	Number of Restricted Stock Award Shares that have not Vested	Market Value of Restricted Stock Award Shares that have not Vested
Frank Bedu-Addo, Ph.D.	—	100,000	$5.99	6/28/19	6/28/2029	—	—
	53,174	—	$6.57	7/27/2011	7/27/2021	—	—
	219,535	—	$6.57	12/3/2012	12/3/2022	—	—
	53,173	—	$9.04	3/14/2019	3/14/2029	—	—
	179,486	—	$9.04	3/14/2019	3/14/2029	—	—

Andrew Saik(3)	2,500	—	$299.60	3/1/2018	3/1/2028	—	—
	—	62,715	$6.39	6/6/2019	6/6/2029	—	—
	10,000	—	$214.60	11/1/2017	11/1/2027	—	—
	8,300	—	$22.00	6/19/2018	3/15/2022	—	—

Gregory L. Conn, Ph.D.	17,764	—	$6.87	1/31/2016	—	—	—
	14,450	—	$15.33	7/6/2018	—	—	—
	44,871	—	$9.04	3/14/2019	—	—	—
	—	40,000	$6.39	6/6/2019	—	—	—

W. Bradford Middlekauff(4)	4,976	—	$22.00	6/19/2018(5)	6/19/2022	—	—
	—	—	—	8/14/2018(6)	N/A	2,488	$15,925
Brian A. Leuthner(2)	16,903	—	$22.00	6/19/2018(5)	3/15/2022	—	—
	—	—	—	8/14/2018(6)	N/A	8,451	$54,090
(1)
Except as otherwise noted, options vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and in equal installments of 1⁄48 of the underlying shares on each monthly anniversary of the grant date thereafter for the subsequent 36 months.

(2)	Mr. Leuthner ceased employment as of March 15, 2019 in connection with the Merger.
(3)	Mr. Saik resigned from the Company on March 20, 2020.
(4)	Mr. Middlekauff resigned from the Company on April 12, 2019.
(5)
Represents stock options granted in connection with the Retention Arrangements described under “Certain Relationships And Related-Party Transactions” below. These options vested on the earliest to occur of (i) the termination of the executive’s employment with Edge other than for cause (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan), (ii) the consummation of a strategic transaction arising out of the strategic review discussed above and (iii) the one-year anniversary of the grant date. All of these stock options vested on March 15, 2019 upon the closing of the Merger.

(6)
Represents RSUs granted in connection with the Retention Arrangements described under “Certain Relationships And Related-Party Transactions” below. These RSUs had the same vesting terms as those described in note (5) above relating to retention stock options. Each of these RSUs vested on March 15, 2019 upon the closing of the Merger.

Director Compensation
Director Compensation Policy Following the Merger
On June 28, 2019, we adopted a director compensation policy based on Edge’s existing director compensation program. Pursuant to the policy, the annual retainer for non-employee directors is $40,000 and the annual retainer for the chair of the board of directors is $70,000. Annual retainers for committee membership are as follows:
Committee	Annual Retainer
Audit Committee Chairperson	$18,500
Audit Committee Member	$8,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,500
Nominating and Corporate Governance Committee Chairperson	$8,000
Nominating and Corporate Governance Committee Member	$4,000
These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that a director is not serving on our board of directors, on such committee or in such position. Non-employee directors are also reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which they serve and in connection with other business related to the board of directors. Directors may also be reimbursed for reasonable out-of-pocket business expenses authorized by the board of directors or a committee that are incurred in connection with attending conferences or meetings with management in accordance with a travel policy, as may be in effect from time to time.
In addition to the above fees, the board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board of directors.
In addition, we grant to new non-employee directors upon their initial election to the board of directors, an option to purchase 9,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. Each of these options has a term of 10 years from the date of the award and 1/3 of these options vest upon each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service as a director. This vesting accelerates as to 100% of the shares upon a change in control of the Company.
Further, on the dates of each of our annual meetings of stockholders, each non-employee director that has served on our board of directors for at least six months automatically receives an option to purchase 9,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of the grant and each non-employee director that has served on our board of directors for less than six months shall receive a pro rata share of such options. Each of these options has a term of 10 years from the date of the award and 1/3 of these options vest upon each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service as a director, with 100% acceleration of vesting upon a change in control of the Company.

The table below summarizes the compensation paid by PDS to each non-employee director for the year ended December 31, 2019:
Name	Fees Earned Or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Sol Barer, Ph.D.(2)	17,236(2)	—(2)	17,236
Isaac Blech(3)	9,024(3)	—(3)	9,024
Rosemary Crane(4)	9,024(4)	—(4)	9,024
James J. Loughlin(5)	60,499(5)	41,362(5)	101,861
R. Loch Macdonald, M.D., Ph.D.(6)	8,111(6)	—(6)	8,111
Liam Ratcliffe, M.D., Ph.D.(7)	9,531(7)	—(7)	9,531
Robert Spiegel, M.D.(8)	13,688(8)	—(8)	13,688
Gregory Freitag, J.D.(9)	41,429	107,436(9)	148,865
De Lyle W. Bloomquist(10)	37,055	107,436(10)	144,491
Sir Richard Sykes(11)	37,280	41,362(11)	78,642
Stephen Glover(12)	52,875	41,362(12)	94,237
Kamil Ali-Jackson, Esq.(13)	—	—(13)	—
Ilian Iliev, Ph.D.(14)	—	—(14)	—
(1)
The amounts shown in this column do not reflect actual compensation received by our directors. The amounts reflect the grant date fair value of option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in calculating the value of these awards are included in Note 11, “Stock-based Compensation” in the notes to the Company’s financial statements included in our most recent Annual Report on Form 10-K. The director will only realize compensation to the extent the trading price of PDS’s common stock is greater than the exercise price of such stock options at the time such options are exercised.

(2)
Dr. Barer resigned from the Edge Board on March 15, 2019 in connection with the Merger. Dr. Barer was paid by Edge for his service as a member of the Edge Board prior to the consummation of the Merger. Dr. Barer did not hold any option awards as of December 31, 2019.

(3)
Mr. Blech resigned from the Edge Board on March 15, 2019 in connection with the Merger. Mr. Blech was paid by Edge for his service as a member of the Edge Board prior to the consummation of the Merger. Mr. Blech did not hold any option awards as of December 31, 2019.

(4)
Ms. Crane resigned from the Edge Board on March 15, 2019 in connection with the Merger. Ms. Crane was paid by Edge for her service as a member of the Edge Board prior to the consummation of the Merger. Ms. Crane did not hold any option awards as of December 31, 2019.

(5)
Mr. Loughlin resigned from the PDS Board on December 9, 2019. Mr. Loughlin was paid by Edge for his service as a member of the Edge Board prior to the consummation of the Merger. Mr. Loughlin held an aggregate of 14,996 option awards as of December 31, 2019.

(6)
Dr. Macdonald resigned from the Edge Board on March 15, 2019 in connection with the Merger. Dr. Macdonald was paid by Edge for his service as a member of the Edge Board prior to the consummation of the Merger. Dr. Macdonald did not hold any option awards as of December 31, 2019.

(7)
Dr. Ratcliffe resigned from the Edge Board on March 15, 2019 in connection with the Merger. Dr. Ratcliffe was paid by Edge for his service as a member of the Edge Board prior to the consummation of the Merger. Dr. Ratcliffe did not hold any option awards as of December 31, 2019.

(8)
Dr. Spiegel resigned from the PDS Board on March 26, 2019. Dr. Spiegel was paid by Edge for his service as a member of the Edge Board prior to the consummation of the Merger. Dr. Spiegel did not hold any option awards as of December 31, 2019.

(9)	Mr. Freitag was appointed as a director of the PDS Board on March 15, 2019 in connection with the Merger. Mr. Freitag held an aggregate of 37,867 option awards as of December 31, 2019.
(10)	Mr. Bloomquist was appointed as a director of the PDS Board on March 15, 2019 in connection with the Merger. Mr. Bloomquist held an aggregate of 20,218 option awards as of December 31, 2019.
(11)	Sir Richard Sykes was appointed as director of the PDS Board on March 15, 2019 in connection with the Merger. Sir Richard Sykes held an aggregate of 35,474 option awards as of December 31, 2019.
(12)	Mr. Glover was appointed to the PDS Board on April 2, 2019. Mr. Glover held an aggregate of 9,000 option awards as of December 31, 2019.
(11)	Ms. Ali-Jackson was appointed to the PDS Board on February 21, 2020. Ms. Ali-Jackson did not hold any option awards as of December 31, 2019.
(12)	Dr. Iliev was appointed to the PDS Board on April 8, 2020. Dr. Iliev did not hold any option awards as of December 31, 2019.

Commitment to Corporate Responsibility
PDS’ corporate responsibility is fundamental to our long-term success. It is also now more than ever important to our stakeholders. We have a commitment to environmental, social and governance (“ESG”) issues. We continue to improve our environmental sustainability by, among other programs, complying with our local and state recycling programs. Further, we have a commitment to social issues, including the diversity of our board, management and employees. It starts at the top, where we have a diverse board and management team. Lastly, our corporate governance principles are focused on ethics and transparency. We will continue to focus on ESG issues during 2020.
ANTI-HEDGING/ANTI-PLEDGING POLICY
Pursuant to our insider trading policy, our employees, executive officers and directors may not (a) hold our securities in a margin account, (b) pledge our securities as collateral for a loan or (c) enter into hedging or monetization transactions or similar arrangements with respect to our securities, in each case without the advance approval of our compliance officer.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 27, 2020, or the Record Date, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock (our only classes of voting securities), (ii) each of our directors and executive officers, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PDS Biotechnology Corporation, 303A College Road East, Princeton, NJ 08540.
	Beneficial Ownership
Name of Beneficial Owner	Shares	%(1)
Greater than 5% Stockholders:
NetScientific plc(2)	1,046,670	6.81%
E. Jeffrey Peierls(3)	1,008,362	6.56%
Brian Eliot Peierls(4)	976,813	6.36%
Melvin Lawson(5)	933,923	6.08%
PDS Named Executive Officers and Directors:
Frank Bedu-Addo, Ph.D.(6)	1,125,875	7.33%
Sir Richard Sykes(7)	471,582	3.07%
De Lyle W. Bloomquist(8)	813,116	5.29%
Gregory Freitag(9)	69,138	*
Stephen Glover(10)	57,908	*
Kamil Ali-Jackson, Esq.	—	—
Ilian Iliev, Ph.D.(11)	—	—
Gregory L. Conn(12)	192,630	1.25%
Andrew Saik(13)	146,348	*
W. Bradford Middlekauff(14)	64,742	*
Brian A. Leuthner(15)	256,171	1.66%
All current executive officers and directors as a group (10 persons)	2,730,249	17.78%
*	Less than 1%
(1)
Percentage ownership is based on 15,350,445 shares of common stock outstanding as of the Record Date, together with securities exercisable or convertible into shares of common stock within 60 days after the Record Date, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)
Based on information disclosed in a Schedule 13D filed with the SEC on March 2, 2020 by NetScientific Plc (“NetScientific”), according to which NetScientific holds 1,042,833 shares of common stock directly and 3,837 shares subject to an outstanding warrant exercisable within 60 days of the Record Date. The principal business address of NetScientific is 30 St. Mary Axe, London, EC3A 8BF, United Kingdom.

(3)
Based on information disclosed in a Schedule 13G filed with the SEC on February 21, 2020 by E. Jeffrey Peierls (“E. Peierls”), according to which E. Peierls holds shared voting and dispositive power over 1,008,362 shares of common stock, as follows:

(i) 142,649 shares are owned directly by E. Peierls, (ii) 430,015 shares of common stock are owned by The Peierls Foundation, Inc., and (iii) 435,698 shares of common stock are held by Trusts of which E. Peierls is a fiduciary of. E. Peierls may be deemed to share indirect beneficial ownership of securities held by The Peierls Foundation, Inc. The address of E. Peierls is 73 South Holman Way, Golden, CO 80401.
(4)
Based on information disclosed in a Schedule 13G filed with the SEC on February 21, 2020 by Brian Elliot Peierls (“B. Peierls”), according to which B. Peierls holds shared voting and dispositive power over 976,813 shares of common stock, as follows: (i) 111,100 shares are owned directly by B. Peierls, (ii) 430,015 shares of common stock are owned by The Peierls Foundation, Inc., and (iii) 435,698 shares of common stock are held by Trusts of which B. Peierls is a fiduciary. B. Peierls may be deemed to share indirect beneficial ownership of securities held by The Peierls Foundation, Inc. The address of B. Peierls is 3017 McCurdy St., Austin, TX 78723.

(5)
Based on information disclosed in a Schedule 13D filed with the SEC on March 2, 2020 by Melvin Lawson (“Lawson”), according to which Lawson holds 933,923 shares of common stock directly. Mr. Lawson beneficially owns approximately 29.98% of the issued share capital of NetScientific plc. The principal business address for Lawson is c/o The Beckman Group, 2nd Floor, 25 Old Burlington Street, London, W1S 3AN.

(6)	Includes 620,507 shares of common stock and 505,368 shares subject to outstanding options exercisable within 60 days of the Record Date.
(7)	Includes 445,108 shares of common stock and 26,474 shares subject to outstanding options exercisable within 60 days of the Record Date.
(8)
Includes 785,941 shares of common stock and 11,218 shares subject to outstanding options exercisable within 60 days of the Record Date and 15,957 shares subject to outstanding warrants exercisable within 60 days of the Record Date. Mr. Bloomquist is a partner of Asklepios Capital LLC. The business address of Asklepios Capital LLC is 10244 E. Windrunner Dr., Scottsdale, Arizona 85255

(9)	Includes 40,271 shares of common stock and 28,867 shares subject to outstanding options exercisable within 60 days of the Record Date.
(10)	Includes 57,908 shares of common stock and 0 shares subject to outstanding options exercisable within 60 days of the Record Date.
(11)
On April 8, 2020, the Company’s board, based upon the recommendation of the Nominating and Corporate Governance Committee of the board, appointed Ilian Iliev, Ph.D., as a director and new member of the Board. Dr. Iliev was presented to the Company’s board as a designee for approval by NetScientific plc or NetScientific, pursuant to the board designee rights granted to NetScientific in connection with the Company’s February 2020 public offering, as previously disclosed. Dr. Iliev is a non-executive director of NetScientific. Dr. Iliev is not deemed to be the beneficial owner of any of the shares of our common stock or warrants held by NetScientific.

(12)	Includes 115,545 shares of common stock and 77,085 shares subject to outstanding options exercisable within 60 days of the Record Date.
(13)
Mr. Saik is the former Chief Financial Officer and a former director of the Company. Mr. Saik resigned as the Chief Financial Officer and as a director of the Company on March 20, 2020. Mr. Saik’s beneficial ownership includes 125,548 shares of common stock and 20,800 shares subject to outstanding options exercisable within 60 days of the Record Date.

(14)
Mr. Middlekauff is the former SVP, General Counsel of Edge and PDS. Mr. Middlekauff resigned as SVP, General Counsel of PDS effective as of April 12, 2019. Mr. Middlekauff’s beneficial ownership includes 59,766 shares of common stock owned on April 12, 2019, immediately prior to his resignation from PDS and 4,976 shares subject to outstanding options exercisable within 60 days of the Record Date.

(15)
Mr. Leuthner is the former President and Chief Executive Officer and a former director of Edge. Mr. Leuthner resigned as the President, Chief Executive Officer and as a director of Edge in connection with the Merger. Mr. Leuthner’s beneficial ownership includes 239,268 shares owned on March 15, 2019, immediately prior to his resignation from Edge and 16,903 shares subject to outstanding options exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of the Company’s public filings, we believe that all Section 16(a) filing requirements applicable to PDS’s directors, executive officers and greater-than-ten-percent beneficial owners with respect to 2019 were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION
PLANS AS OF DECEMBER 31, 2019
The following table contains information about our equity compensation plans as of December 31, 2019.
	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of Securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,298,820	15.12	539,647
Equity compensation plans not approved by security holders	122,977	24.74	137,173
Total	1,421,797	15.95	676,820

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2017 and all currently proposed transactions, to which either Edge or PDS has been a participant, in which:
•	the amounts exceeded or will exceed $120,000; and
•
any of the directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by PDS to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of PDS. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Conduct, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.
Indemnification Agreements
On April 24, 2017, Edge entered into an indemnification agreement with Alyssa Wyant, Edge’s Senior Vice President of Regulatory Affairs.
On September 18, 2017, Edge entered into an indemnification agreement with Rose Crane in connection with her service on the Edge Board.
On October 31, 2017, Edge entered into an indemnification agreement with Andrew Saik, Edge’s Chief Financial Officer.
Pursuant to these agreements, Edge agreed to indemnify Ms. Wyant, Ms. Crane and Mr. Saik against any and all expenses incurred by them resulting from their status as one of Edge’s executive officers or directors, as applicable, to the fullest extent permitted by Delaware law, Edge’s certificate of incorporation and Edge’s bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, Edge will pay for all expenses incurred by Ms. Wyant, Ms. Crane and Mr. Saik in connection with a legal proceeding arising out of their service to Edge. Similarly, prior to January 1, 2017, each of Edge’s directors and other officers entered into indemnification agreements on similar terms. PDS assumed these agreements following the Merger. Ms. Crane ended her term as a director at the time of the Merger and Ms. Wyant terminated her employment on December 14, 2018.
PDS entered into Indemnification Agreements consistent with the terms described above with each of PDS’s current executive officers and directors on June 28, 2019. In connection with their appointment as directors, PDS entered into Indemnification Agreements consistent with the terms described above with each of Kamil Ali-Jackson, Esq. and Ilian Iliev, Ph.D.
Employment Agreements
On February 21, 2017, Edge entered into an at-will employment agreement with Ms. Wyant. Under her agreement, Ms. Wyant received an annual base salary of $300,000, which may be increased, decreased or stay the same, depending on Ms. Wyant’s performance and the performance of Edge. Under her employment agreement, Ms. Wyant was eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 35% of the base salary, as determined by the Edge Board or the compensation committee of the Edge Board; provided that Ms. Wyant remained employed with Edge on the last day of the relevant performance period. During her employment, Ms. Wyant was eligible to be granted equity awards by Edge, as may be determined by the Edge Board or the compensation committee of the Edge Board. The employment agreement could be terminated by Edge with or without cause, on the one hand, or by Ms. Wyant with or without good reason or upon her death or termination by reason of a disability, on the other hand. Under her employment agreement, Ms. Wyant was also entitled to participate in the employee benefit plans, policies, practices and arrangements and was eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of Edge. Edge and Ms. Wyant are parties to a separation agreement pursuant to which (i) Ms. Wyant will receive a cash payment in the amount of $125,400 on the first payroll date after February 1, 2019 and (ii) all of Ms. Wyant’s stock options and Edge RSUs, in each case, (4,976 stock options granted on June 14, 2018 and 2,488 Edge RSUs granted on August 14, 2018) became fully vested upon the effectiveness of the release of claims in her separation agreement. All such stock options will remain exercisable for a period of three years following her termination date (which was December 14, 2018).
Please reference the other PDS employment agreements described above under “Executive Compensation.”
Retention Arrangements
On April 27, 2018, in connection with the subsequent announcement by Edge of the determination by the Edge Board to review strategic alternatives and to streamline its operations, the compensation committee of the Edge Board approved certain retention compensation, which consists of grants to the executive officers named below of Edge of certain stock options and Edge RSUs under the 2014 Equity Incentive Plan and cash compensation. Grants of the options, Edge RSUs and cash compensation to the Edge executive officers were granted in the following amounts:
Recipient	Title	Shares with a Grant Date of June 15, 2018	Shares with a Grant Date of August 14, 2018	Cash Compensation
Brian A. Leuthner	President and Chief Executive Officer	16,903	8,451	$318,000
Andrew Saik	Chief Financial Officer	8,300	4,149	$166,500
W. Bradford Middlekauff	Senior Vice President, General Counsel and Secretary	4,976	2,488	$157,470
Herbert J. Faleck	Chief Medical Officer	5,983	2,991	$187,200
One-third of the total shares granted to each executive officer as indicated above were allocated as Edge RSUs. The options have an exercise price equal to the closing price of Edge common stock on the applicable grant date.
All options and Edge RSUs shall vest upon the earliest to occur, for any executive officers, of (i) the termination, other than for cause (as such term is defined in the 2014 Equity Incentive Plan), of such executive officer by Edge, (ii) the consummation of a strategic transaction arising out of the strategic review referred to above and (iii) the one-year anniversary of the grant date. The exercise period for the options shall be at any time until the three-year anniversary of the vesting date. All of the options and Edge RSUs vested on March 15, 2019 upon the closing of the Merger.
All of the cash compensation set forth above shall be paid, upon the earliest to occur, for any executive officer, of (i) the termination, other than for Cause (as such term is defined in the 2014 Equity Incentive Plan), of such executive by Edge, (ii) the consummation of a strategic transaction arising out of the strategic review referred to above and (iii) February 1, 2019. All of the cash compensation set forth above was paid on February 1, 2019.
Separation Agreements
Pursuant to a letter agreement dated February 3, 2019, Edge, Private PDS and Mr. Brian A. Leuthner agreed: (1) to amend the agreed upon list of post-Merger directors and officers contained in the Merger Agreement to no longer include Mr. Leuthner and (2) that Mr. Leuthner will resign for Good Reason in connection with a Change of Control (each as defined in the Second Amended and Restated Executive Employment Agreement, dated June 10, 2015, between Edge and Mr. Leuthner) as President and Chief Executive Officer and a member of Edge’s board of directors, effective upon the closing of the transactions contemplated by the Merger Agreement. Mr. Leuthner’s resignation as President and Chief Executive Officer and a member of Edge’s board of directors was not the result of any disagreement with Edge on any matter relating to Edge’s operations, policies or practices.

February 2020 Public Offering
In February 2020, we completed an underwritten public offering, in which we sold 10,000,000 shares of common stock at a public offering price of $1.30 per share. The shares sold included 769,230 shares issued upon the exercise by the underwriter of its option to purchase additional shares at the public offering price. We received gross proceeds of approximately $13.0 million and net proceeds of approximately $11.9 million after deducting underwriting discounts and commissions. Certain members of management and certain members of our board of directors purchased approximately $0.675 million of our common stock in the public offering at the public offering price. Additionally, one of our existing stockholders, NetScientific plc (“NetScientific”), purchased approximately $0.65 million of our common stock in the public offering at the public offering price.
In connection with NetScientific’s participation in the public offering, our board of directors agreed, via e-mail, to (i) increase the number of authorized directors serving on our board of directors from seven directors to eight directors and to appoint a designee of NetScientific to our board of directors to fill the vacancy created by such newly created directorship, subject to such designee’s approval by our Nominating and Corporate Governance Committee, and (ii) nominate the member of the board of directors so designated by NetScientific for election at our next annual meeting of stockholders.
On April 8, 2020, our board of directors, based upon the recommendation of our Nominating and Corporate Governance Committee, appointed Ilian Iliev, Ph.D., as a director and new member of the Board, effective April 8, 2020. Dr. Iliev was presented to the Board as a designee for approval by NetScientific, pursuant to the board designation rights granted to NetScientific in connection with the public offering.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
On April 2, 2019, after the consummation of the Merger, the Board of Directors of PDS agreed that KPMG LLP, Edge’s pre-Merger independent registered public accounting firm, would continue to serve as PDS’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Accordingly, Haynie & Company, the independent registered public accounting firm of Private PDS was deemed to be dismissed effective upon the closing of the Merger. See “Management Following the Merger” for more details regarding the Merger.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to PDS for the fiscal year ended December 31, 2019 by KPMG LLP, PDS’s independent registered public accounting firm and the aggregate fees billed to Edge for the fiscal year ended December 31, 2018 by KPMG LLP, Edge’s independent registered public accounting firm.
	Fiscal Year Ended 2018	Fiscal Year Ended 2019
Audit Fees	$398,000	$397,500
Audit-related Fees	58,450	112,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$456,450	$510,000
Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.
Audit-related fees: Audit-related fees consist of fees incurred in connection with the issuance of consent and comfort letters in connection with registration statement filings with the SEC.
Tax fees: Tax fees consist of fees for tax services, including tax compliance, and related expenses.
All KPMG LLP services and fees in the fiscal year ended December 31, 2019 were pre-approved by the PDS Audit Committee or its properly delegated authority. All KPMG LLP services and fees in the fiscal year ended December 31, 2018 were pre-approved by the Edge Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures
The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
If KPMG LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG LLP’s independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Report of the Audit Committee of the Board of Directors
The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Capital Market, has furnished the following report:
The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.pdsbiotech.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of independent registered public accountants.
The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2019 with the Company’s management. The Audit Committee discussed with Haynie & Company, Private PDS’s independent public accounting firm, the matters required to be discussed by Auditing Standard N0. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee also received the written disclosures and the letter from KPMG LLP, the Company’s independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with KPMG LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Members of the PDS Biotechnology Corporation Audit Committee.
Mr. Gregory Freitag
Mr. Stephen Glover
Ms. Kamil Ali-Jackson, Esq.
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for mailing of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single mailing of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are PDS stockholders will be “householding” our proxy materials. A single mailing of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate mailing of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, PDS Biotechnology Corporation at 303A College Road East, Princeton, NJ 08540 or by phone at (800) 208-3343. Stockholders who currently receive multiple copies of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Frank Bedu-Addo, Ph.D.
Chief Executive Officer
April 29, 2020
This Proxy Statement and our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2019 are available free of charge at www.proxyvote.com.

PDS Biotechnology
Next Generation Immunotherapies

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/22/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PDSB2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/22/2020 for shares held directly and by 11:59 P.M. ET on 06/22/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Kamil Ali-Jackson, Esq.   02 Ilian Iliev, Ph.D.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000466307_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

PDS BIOTECHNOLOGY CORPORATION
Annual Meeting of Stockholders
June 23, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The Shareholder(s) hereby appoint(s) Frank Bedu-Addo and Hillary Yegen, or either of them, as proxies, each with the power to appoint his or her substitute, and thereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PDS BIOTECHNOLOGY CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, on 6/23/2020, virtually via a live webcast at www.virtualshareholdermeeting.com/PDSB2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000466307_2 R1.0.1.18

Continued and to be signed on reverse side